Exhibit 99.1

Heritage Reports First Quarter 2020 Results

Clearwater, FL – May 4, 2020: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported first quarter 2020 financial results.

First Quarter 2020 Highlights

•	Net income for the quarter was $7.6 million, or $0.27 per diluted share.

•	Book value per share increased to $16.11, up 9.0% from March 31, 2019 and 2.9% (11.5% annualized growth rate) from year-end 2019.

•	Gross premiums written of $229.1 million, up 8.9% year-over-year, including 12.0% growth outside Florida and 6.4% growth in Florida.

•	Favorable prior year reserve development of $4.1 million, representing seventh consecutive quarter of favorable prior year reserve development.

•

Net current accident quarter weather losses of $21.2 million, including $17.0 million of net current accident quarter catastrophe losses. In the prior year quarter, net current accident quarter weather and catastrophe losses were $20.5 million and $15.0 million, respectively.

•

Repurchased 766,900 shares for $8.0 million at an average price of $10.41 per share, 35.4% below first quarter 2020 book value per share. Total capital returned to shareholders of $9.7 million, including $0.06 per share regular quarterly dividend.

•	Began writing homeowners insurance in California on an excess & surplus lines basis.

Bruce Lucas, the Company’s Chairman and CEO, said, “I want to thank healthcare workers and other essential personnel, including our employees, for supporting our communities during these unprecedented times. As a super-regional property insurer that’s prevailed through multiple hurricanes, we’re well equipped to operate in the current environment and continue to provide our policyholders and agency partners with the high levels of service they’re accustomed to. Homeowners insurance, our core focus, is a must-have product for most consumers, positioning us well in uncertain economic times. Given our confidence in the resilience of our business model, in the first quarter we repurchased 766,900 shares, representing over 3% of year-end 2019 float.”

COVID-19 Update

We are currently monitoring the short- and long-term impacts of COVID-19. During first quarter 2020, we saw virtually no impact to our business. As a residential property insurer, we view our business as relatively insulated from an economic slowdown, as property owners and renters generally view our products as a necessity. The majority of our gross and net premiums written are from renewals of expiring policies. New business, which accounts for a smaller proportion of our sales volume, could be impacted if consumers are not buying as many new homes in our geographies, but this could be partially or fully offset by increased retention in our renewal portfolio.

While we acknowledge uncertainties associated with future economic conditions, we do not expect a material impact to our business going forward. We will continue to monitor economic conditions and, in the case of a prolonged economic slowdown as a result of COVID-19, will take necessary actions to mitigate any negative impacts to our business, operations or financial results.

Results of Operations

The following table summarizes our results of operations for the months ended March 31, 2020 and 2019 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended March 31,
	2020	2019	Change
Total revenues	$132,706	$118,261	12.2%
Net Income	$7,620	$6,964	9.4%
Per Share	$0.27	$0.24	12.5%

Book value per share	$16.11	$14.78	9.0%
Return on equity*	6.8%	6.5%	0.3	pts

Underwriting summary
Gross premiums written	$229,102	$210,348	8.9%
Gross premiums earned	$234,716	$228,590	2.7%
Ceded premiums	$(108,710)	$(118,899)	(8.6)%
Net premiums earned	$126,006	$109,691	14.9%

Ceded premium ratio	46.3%	52.0%	(5.7	)pts

Ratios to Net Premiums Earned:
Loss ratio	54.1%	56.6%	(2.5	)pts
Expense ratio	41.1%	40.7%	0.4	pts
Combined ratio	95.2%	97.3%	(2.1	)pts

* Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

First quarter 2020 net income was $7.6 million, up from $7.0 million in the prior year quarter. The increase primarily reflects higher net premiums earned and a lower net combined ratio, partly offset by lower investment gains and other income and a higher effective tax rate.

Gross premiums written were $229.1 million in first quarter 2020, up 8.9% from $210.3 million in the prior year quarter, including 12.0% growth outside Florida and 6.4% growth in Florida. All states and lines of business experienced positive growth.

Premiums-in-force were $958.1 million in first quarter 2020, representing a 7.4% annualized growth rate from year-end 2019. The increase stems from the same items impacting gross premiums written.

Gross premiums earned were $234.7 million in first quarter 2020, up 2.7% from $228.6 million in the prior year quarter. The increase primarily reflects higher gross premiums written, as described above.

The ceded premium ratio was 46.3% in first quarter 2020, down 5.7 points from 52.0% in the prior year quarter. The decrease is primarily attributable to a reduction in overall quota share reinsurance coverage and reinsurance synergies, partly offset by additional catastrophe excess-of-loss reinsurance coverage.

The net loss ratio was 54.1% in first quarter 2020, down 2.5 points from 56.6% in the prior year quarter. The decrease primarily stems from lower current accident year attritional and weather net loss ratios and higher favorable prior year reserve development, partly offset by lower income from vertically integrated operations. Catastrophe and weather losses in the current year quarter primarily stemmed from February hail, tornado and wind events in the southeast.

The net expense ratio was 41.1% in first quarter 2020, up 0.4 points from 40.7% in the prior year quarter. The increase primarily stems from a modestly higher G&A expense ratio.

The net combined ratio was 95.2% in first quarter 2020, down 2.1 points from 97.3% in the prior year quarter. The decrease stems from a lower net loss ratio, partly offset by a higher net expense ratio, as described above.

Book Value Analysis

Book value per share increased to $16.11 at March 31, 2020, up 9.0% from March 31, 2019.

	As Of
Book Value Per Share	March 31, 2020	December 31, 2019	March 31, 2019
Numerator:
Common stockholders’ equity	$449,297	$448,799	$435,087

Denominator:
Total Shares Outstanding	27,891,518	28,650,918	29,432,217

Book Value Per Common Share	$16.11	$15.66	$14.78

Conference Call Details:

Tuesday, May 5, 2020 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Fixed maturities, available-for-sale, at fair value	$613,355	$587,256
Equity securities, at fair value	1,599	1,618
Other investments	6,375	6,375

Total investments	621,329	595,249
Cash and cash equivalents	313,360	268,351
Restricted cash	16,069	14,657
Accrued investment income	4,262	4,377
Premiums receivable, net	62,914	63,685
Reinsurance recoverable on paid and unpaid claims, net	374,994	428,903
Prepaid reinsurance premiums	146,029	224,102
Income taxes receivable	—	3,171
Deferred policy acquisition costs, net	74,895	77,211
Property and equipment, net	20,395	20,753
Intangibles, net	67,051	68,642
Goodwill	152,459	152,459
Other assets	26,738	18,110

Total Assets	$1,880,495	$1,939,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$607,177	$613,533
Unearned premiums	480,627	486,220
Reinsurance payable	101,960	156,351
Long-term debt, net	125,775	129,248
Income taxes payable	4,439	—
Deferred income tax, net	8,627	12,623
Advance premiums	29,394	16,504
Accrued compensation	8,237	5,347
Accounts payable and other liabilities	64,962	71,045

Total Liabilities	$1,431,198	$1,490,871

Stockholders’ Equity:
Common stock	3	3
Additional paid-in capital	330,680	329,568
Accumulated other comprehensive income	8,842	7,330
Treasury stock, at cost,	(113,354)	(105,368)
Retained earnings	223,126	217,266

Total Stockholders’ Equity	449,297	448,799

Total Liabilities and Stockholders’ Equity	$1,880,495	$1,939,670

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
REVENUES:
Gross premiums written	$229,102	$210,348
Change in gross unearned premiums	5,614	18,242

Gross premiums earned	234,716	228,590
Ceded premiums	(108,710)	(118,899)

Net premiums earned	126,006	109,691
Net investment income	3,670	3,672
Net realized and unrealized gains	59	1,024
Other revenue	2,971	3,874

Total revenues	132,706	118,261
EXPENSES:
Losses and loss adjustment expenses	68,181	62,139
Policy acquisition costs, net	30,047	26,020
General and administrative expenses, net	21,718	18,604

Total expenses	119,946	106,763

Operating income	12,760	11,498
Interest expense, net	1,966	2,117
Other non-operating loss, net	—	48

Income before income taxes	10,794	9,333

Provision for income taxes	3,174	2,369

Net income	$7,620	$6,964

OTHER COMPREHENSIVE INCOME
Change in net unrealized gains on investments	2,027	8,036
Reclassification adjustment for net realized investment (gains) losses	(59)	335
Income tax expense related to items of other comprehensive income	(456)	(2,408)

Total comprehensive income	$9,132	$12,927

Weighted average shares outstanding
Basic	28,548,830	29,540,514

Diluted	28,549,012	29,544,563

Earnings per share
Basic	$0.27	$0.24
Diluted	$0.27	$0.24

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company headquartered in Clearwater, Florida. Through its insurance subsidiaries and a large network of experienced agents, the Company writes over $950 million of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) the impact of the COVID-19 pandemic on our business, results of operations and financial condition and our ability to navigate the uncertainty, (ii) our core focus on homeowners’ policies and its impact on our ability to mitigate the impact of the economic effects of the COVID-19 pandemic, (iii) our beliefs with respect to the drivers of our performance relative to our peers, (iv) our intent to continue our share repurchase program, and (v) our expectations regarding organic growth in 2020. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: our ability to comply with our obligations under the new credit facilities, including the financial and other covenants contained therein, the success of the

Company’s marketing initiatives; the impact of the COVID-19 pandemic on the economy, demand for our products and our operations, including measures taken by the governmental authorities to address COVID-19, which may precipitate or exacerbate other risks and/or uncertainties; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; our ability to continue our stock repurchase program, which will depend on, among other things, the trading price, which may be positively or negatively impacted by the repurchase program, market, business and economic conditions, including the impact of the COVID-19 pandemic, the availability of stock, our financial performance or determinations following the date of this announcement in order to use our funds for other purposes; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 10, 2019. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

Email: asoleimani@heritagepci.com